Exhibit 5.1
April 1, 2026
Salesforce, Inc.
Salesforce Tower, 415 Mission Street, 3/F
San Francisco, California 94105
Ladies and Gentlemen,

Salesforce, Inc., a Delaware corporation (the Company), has filed with the Securities and Exchange Commission (the Commission) a Registration Statement on Form S-8 (the Registration Statement) for the purpose of registering under the Securities Act of 1933, as amended (the Securities Act), an aggregate of 220,624 shares of its common stock, par value $0.001 per share (the Securities), issuable pursuant to the Qualified.com, Inc. 2019 Equity Incentive Plan (the Assumed Plan), which the Company assumed under the Agreement and Plan of Merger (the Merger Agreement) with Qualified.com, Inc. (“Qualified.com”), Salesforce Holdings LLC, Quark Acquisition Sub Inc., and Fortis Advisors, LLC as the securityholder advisor. On April 1, 2026, the Company completed the acquisition of Qualified.com pursuant to the Merger Agreement.

We, as the Company’s counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, as of the date hereof, the Securities have been duly authorized and, when and to the extent issued, delivered and paid for in accordance with the Assumed Plan, the Securities will be validly issued, fully paid and non-assessable.
We are members of the Bars of the States of California and New York, and the foregoing opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as in effect on the date of this opinion letter.

This opinion letter is rendered solely in connection with the issuance and delivery of the Securities as described in the Registration Statement and in accordance with the terms of the Assumed Plan and the applicable award agreement or form of instrument evidencing purchase rights thereunder. This opinion letter is rendered as of the date hereof, and we assume no obligation to revise or supplement this opinion in the event of any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein, even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Freshfields US LLP